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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF DESIGNATION

                                       OF

                    4% REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                       OF

                               JAKKS PACIFIC, INC.

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW


        The undersigned hereby certifies on behalf of JAKKS Pacific, Inc., a Delaware corporation (the "Company"), as follows:


        The Company's Board of Directors, pursuant to authority expressly vested in it by the Company's Restated Certificate of Incorporation, has duly adopted the following resolution designating a class of 4% Redeemable Convertible Preferred Stock:

        RESOLVED, that, of the 5,000 shares of preferred stock, par value $.001 per share, that the Company, pursuant to its Restated Certificate of Incorporation, is authorized to issue, 3,525 shares be designated as "4% Redeemable Convertible Preferred Stock" (the "4% Preferred Stock"), and that the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof be as follows:

      1.    Dividends.

            (a) The holders of 4% Preferred Stock shall be entitled to receive dividends, when and as declared by the Company's Board of Directors, out of any funds legally available for such purpose, in cash at the rate per annum of $80 per share, and no more, payable semiannually on March 31 and September 30 (each, a "Dividend Payment Date") to the holders of record of 4% Preferred Stock on the preceding March 1 and September 1, respectively.

            (b) Dividends on the 4% Preferred Stock shall be cumulative and shall accrue daily, whether or not declared or funds sufficient for the payment thereof are legally available, from the date of original issuance thereof.

            (c) Dividends on the 4% Preferred Stock may be declared and paid in part.


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            (d)   No dividend, other than a dividend payable in shares of any class or series of stock ranking junior to the 4% Preferred Stock as to dividends and upon liquidation, shall be declared or paid on, and no assets shall be distributed or set aside in respect of, shares of any class or series of stock ranking on a parity with or junior to the 4% Preferred Stock as to dividends (except in connection with the liquidation, in whole or in part, of the assets of the Company, to or in respect of any class or series of stock ranking senior to or on a parity with the 4% Preferred Stock upon liquidation), unless and until all dividends accumulated through the then most recently preceding Dividend Payment Date are declared and paid on the 4% Preferred Stock; provided that, if there are not sufficient funds legally available for the payment of such accumulated dividends on the 4% Preferred Stock prior to or at the time of payment of any dividend on any shares of any class or series of stock ranking on a parity with the 4% Preferred Stock, dividends may be declared and paid thereon, if dividends on the 4% Preferred Stock are declared and paid prior to or at the time of payment of the dividend on such other class or series pro rata so that the ratio of the amount of the dividend per share of 4% Preferred Stock to the amount of all dividends accumulated thereon through the most recently preceding Dividend Payment Date shall be the same as the ratio of the amount of the dividend per share of such other class or series to the amount of all dividends accumulated thereon though the then most recently preceding dividend payment date for such class or series or, if dividends on such class or series do not accumulate, the amount of all dividends theretofore declared thereon.

      2.    Liquidation Preference.

            (a) In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of 4% Preferred Stock shall be entitled to receive out of the assets of the Company, for each share of 4% Preferred Stock then outstanding, before any payment or distribution shall be made in respect of any other class or series of stock ranking junior to the 4% Preferred Stock upon liquidation, cash in the amount of $2,000 (as adjusted for any stock dividend, split, combination or other similar recapitalization or capital reorganization of the Company), plus the aggregate amount of all dividends (as so adjusted) accumulated thereon through the Dividend Payment Date most recently preceding the date of such dissolution, liquidation or winding up.

            (b) If the assets of the Company available for distribution to the holders of 4% Preferred Stock upon any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay the full preferential amount to which the holders of 4% Preferred Stock are entitled pursuant to Subsection 2(a), no distribution shall be made in respect of any shares of any other class or series or stock ranking on a parity with the 4% Preferred Stock upon liquidation, unless the distribution is made pro rata so that the ratio of the amount distributed per share of 4% Preferred Stock to the amount of the liquidation preference thereof shall be the same as the ratio of the amount distributed per share of each such other class or series of stock to the amount of the liquidation preference thereof.


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            (c)   If upon any dissolution, liquidation or winding up of the
Company, whether voluntary or involuntary, payment shall have been made first to the holders of 4% Preferred Stock of the full preferential amount to which they shall be entitled pursuant to Subsection 2(a), the entire remaining assets of the Company available for distribution to stockholders shall be distributed, subject to any liquidation preference or participation of the holders of any series or class of preferred stock, other than the 4% Preferred Stock, to the holders of common stock, par value $.001 per share, of the Company (the "Common Stock").

            (d) For purposes of this Section 2, any redemption or other purchase by or for the account of the Company of at least a majority of the outstanding Common Stock, recapitalization or capital reorganization of the Company, sale, exchange or other disposition of all or substantially all of the assets of the Company to any other Person, merger or consolidation of the Company with or into any other Person, whether or not the Company is the surviving or emerging Person, unless in any such case such Person is a wholly-owned subsidiary of the Company, in any of which cash or stock or other securities or property of the Company, transferee or surviving or emerging Person or an Affiliate thereof are to be received by or distributed to the holders of Common Stock shall be deemed to be a dissolution, liquidation or winding up of the Company.

            (e) The Company shall give each holder of 4% Preferred Stock written notice of any dissolution, liquidation or winding up not later than fifteen (15) days prior to any meeting of stockholders to approve such dissolution, liquidation or winding up or, if no meeting is to be held, not later than thirty (30) days prior to the date of such dissolution, liquidation or winding up.

      3.    Optional Conversion.

            (a) At any time on or after January 1, 1998, any holder of 4% Preferred Stock may, at such holder's option, convert any or all of the 4% Preferred Stock then held of record by such holder into Common Stock, so that each share of 4% Preferred Stock shall be convertible, without the payment of additional consideration, into the number of shares of Common Stock determined by dividing $2,000 (as adjusted for any stock dividend, split, combination or other similar recapitalization or capital reorganization of the Company) by the Optional Conversion Price (as defined in Subsection 3(f)) in effect on the Optional Conversion Date (as defined in Subsection 3(b)).

            (b) To effect the optional conversion of shares of 4% Preferred Stock in accordance with Subsection 3(a), the holder of record thereof shall irrevocably make a written demand for such conversion (a "Conversion Demand") upon the Company at its principal executive offices setting forth therein: (i) the number of shares so to be converted; (ii) the certificate or certificates representing such shares; (iii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (the "Optional Conversion Date"); and (iv) the name of any nominee to which any shares of Common Stock into which such shares are to be


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converted are to be registered. On or before the Optional Conversion Date, the holder of 4% Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Company shall have theretofore given written notice to such holder stating that the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment, and the form of such endorsement or power or other instrument of assignment, to the Company, at the principal executive offices of the Company, or, if the Company shall have theretofore given written notice to such holder of any other place or places at which such certificate or certificates are to be surrendered, at any such other place. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Company shall issue and deliver to such holder, or its nominee, at such holder's address as it appears on the records of the stock transfer agent for the 4% Preferred Stock, if any, or, if none, of the Company a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash payable in lieu of any fraction of a share of Common Stock pursuant to Subsection 3(c).

            (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of 4% Preferred Stock. In lieu of any fractional share of Common Stock to which the holder of 4% Preferred Stock would be entitled pursuant to this Section 3, but for the provisions of this Subsection 3(c), based on the full number of shares of 4% Preferred Stock held by such holder, the Company shall pay cash in an amount equal to the same fraction of the Current Market Price (as defined in Subsection 3(j)) of one share of Common Stock on the Optional Conversion Date.

            (d) The Company shall at all times when any shares of 4% Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the optional conversion of all outstanding shares of 4% Preferred Stock.

            (e) All outstanding shares of 4% Preferred Stock to be converted pursuant to the Conversion Demand shall, on the Optional Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Optional Conversion Date, (i) no such share of 4% Preferred Stock shall be deemed to be outstanding or be transferrable on the books of the Company or the stock transfer agent, if any, for the 4% Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted and payment of cash payable in lieu of any fraction of a share of Common Stock.


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On the Optional Conversion Date, all such shares shall be retired and resume the status of preferred stock of the Company without designation.

            (f) The "Optional Conversion Price" of a share of 4% Preferred Stock shall be $7.50, subject to adjustment as hereinafter provided.

            (g) If at any time after the date of the first issuance of 4% Preferred Stock, the Company shall issue any shares of Common Stock, Convertible Securities (as hereinafter defined), Rights (as hereinafter defined) or Related Rights (as hereinafter defined; any such shares, Convertible Securities, Rights or Related Rights, "Securities") without consideration or for a consideration per share or unit less than the Optional Conversion Price in effect immediately prior to the issuance of such Securities, then the Optional Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced, (A) as to any such issuance prior to January 1, 1998, to the lowest per share price paid for Common Stock (or deemed paid for such Common Stock), and (B) as to any such issuance thereafter, to the quotient obtained by dividing:

                  (i) an amount equal to the sum of (1) the total number of shares of Common Stock outstanding immediately prior to such issuance (including for this purpose the number of shares of Common Stock into which the shares of 4% Preferred Stock outstanding immediately prior to such issuance are convertible on the date of such issuance in accordance with Subsection 3(a) (without regard to Subsection 3(c)), without giving effect to such issuance) multiplied by the Optional Conversion Price in effect immediately prior to such issuance, and (2) the amount of consideration, if any, received by the Company upon such issuance, by

                  (ii) the total number of shares of Common Stock (1) outstanding immediately after such issuance (including the number of shares of Common Stock into which the shares of 4% Preferred Stock outstanding immediately prior to such issuance are convertible on the date of such issuance in accordance with Subsection 3(a) (without regard to Subsection 3(c)), without giving effect to such issuance) or (2) into or for which any such newly issued Convertible Securities are then convertible or exchangeable or (3) issuable upon the exercise of any such Rights or Related Rights).

                  (iii) For the purpose of this Section 3, the following
            definitions and procedures shall be applicable:

                        (A) In the case of the issuance of options, warrants or other rights to purchase or otherwise acquire Common Stock, whether or not at the time exercisable ("Rights"), the total number of shares of Common Stock issuable upon exercise of such Rights shall be deemed to have been issued at the time such Rights are issued, for a


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                  consideration equal to the sum of the consideration, if any, received by the Company upon the issuance of such Rights and the minimum purchase or exercise price payable upon the exercise of such Rights for the Common Stock to be issued upon the exercise thereof.

                        (B) In the case of the issuance of any class or series of stock or any bonds, debentures, notes or other securities or obligations convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable ("Convertible Securities"), or options, warrants or other rights to purchase or otherwise acquire Convertible Securities ("Related Rights"), the total number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities or exercise of such Related Rights shall be deemed to have been issued at the time such Convertible Securities or Related Rights are issued, for a consideration equal to the sum of (I) the consideration, if any, received by the Company upon issuance of such Convertible Securities or Related Rights (excluding any cash received on account of accrued interest or dividends) and (II) (1) in the case of Convertible Securities, the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such Convertible Securities or (2) in the case of Related Rights, the sum of (x) the minimum purchase or exercise price payable upon the exercise of such Related Rights for Convertible Securities and (y) the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of the Convertible Securities issued upon the exercise of such Related Rights.

                        (C) On any change in the number of shares of Common Stock issuable upon the exercise of Rights or Related Rights or upon the conversion or exchange of Convertible Securities or on any change in the minimum purchase or exercise price of Rights, Related Rights or Convertible Securities, including, but not limited to, a change resulting from the anti-dilution provisions of such Rights, Related Rights or Convertible Securities, the Optional Conversion Price to the extent in any way affected by such Rights, Related Rights or Convertible Securities shall forthwith be readjusted to be thereafter the Optional Conversion Price that would have been obtained had the adjustment which was made upon the issuance of such Rights, Related Rights or Convertible Securities been made after giving effect to such change. No further adjustment shall be made in respect of such change upon the actual issuance of Common Stock or any payment of consideration upon the exercise of any such Rights or Related Rights or the conversion or exchange of such Convertible Securities.


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                        (D)   On the expiration or cancellation of any such
                  Rights, Related Rights or Convertible Securities, if the Optional Conversion Price shall have been adjusted upon the issuance thereof, the Optional Conversion Price shall forthwith be readjusted to such Optional Conversion Price as would have been obtained had the adjustment made upon the issuance of such Rights, Related Rights or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Related Rights or the conversion or exchange of such Convertible Securities.

                        (E) In the case of the issuance of such Securities for cash, the amount of consideration received by the Company shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

            (h) In case the Company shall merge or consolidate with or into, or sell, exchange or otherwise dispose of all or substantially all of its assets to, any other Person, then lawful and adequate provision shall be made whereby each share of 4% Preferred Stock shall, after such merger, consolidation, sale, exchange or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Person resulting from such merger or consolidation, or to which assets shall have been sold, exchanged or otherwise disposed, to which the holder of shares of 4% Preferred Stock would have been entitled if it had held the Common Stock issuable upon the conversion pursuant to this Section 3 of such shares of 4% Preferred Stock on the record date, or, if none, immediately prior to such merger, consolidation, sale, exchange or other disposition, at the Optional Conversion Price in effect on such date.

            (i) If the Company shall (i) declare a dividend or other distribution payable in Securities or (ii) split its outstanding shares of Common Stock into a larger number or (iii) combine its outstanding shares of Common Stock into a smaller number, then the Optional Conversion Price in effect immediately prior to such dividend or other distribution, split or combination, as the case may be, shall forthwith be proportionally adjusted so that each holder of 4% Preferred Stock shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive had such 4% Preferred Stock been converted pursuant to this Section 3 immediately prior to the record date for such dividend or other distribution, split or combination. Successive adjustments to the Optional Conversion Price shall be made upon each such dividend or other distribution, split or combination.

            (j) For the purpose hereof, the "Current Market Price" of one share of Common Stock on any date shall be the last reported sales price regular way or, in case no


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such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the last reported sales price on the Nasdaq National Market, if the Common Stock is included therein or, if not, the average of the highest reported bid and lowest reported asked prices as reported by The Nasdaq Market, Inc., or, if not so reported, as reported by the National Quotation Bureau Incorporated, or, if not so reported, by the nearest comparable authoritative quotation system, or, if no such price is available, as determined in good faith by the Board of Directors.

            (k) The Company shall not, by amendment of its certificate of incorporation or through any recapitalization or capital reorganization, sale, exchange or other disposition of assets, merger, consolidation, dissolution, liquidation, winding up, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 3 or Section 4 by the Company, but will at all times in good faith carry out all the provisions of this Section 3 or Section 4, as applicable, and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of 4% Preferred Stock against impairment.

            (l) Upon the occurrence of each adjustment or readjustment of the Optional Conversion Price pursuant to this Section 3 or Mandatory Conversion Price (as defined in Subsection 4(b)) pursuant to Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to prepare and furnish to each holder of 4% Preferred Stock a certificate setting forth such adjustment or readjustment and, in reasonable detail, the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of 4% Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Optional Conversion Price and the Mandatory Conversion Price in effect at such time for the 4% Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of cash or other property that at such time would be received upon the conversion of the 4% Preferred Stock, pursuant to Section 3 or Section 4, as the case may be.

            (m) In the event (i) any record date is fixed for the purpose of determining the holders of any class or series of stock or other securities of the Company who are entitled to receive any dividend or other distribution or
(ii) of any recapitalization or capital reorganization of the Company, any sale, exchange or other disposition of all or substantially all the assets of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of 4% Preferred Stock at least thirty (30) days prior to the earliest applicable date set forth therein, a notice setting forth: (i) such record date and a description of such dividend or distribution; (ii) the date on which any such recapitalization, reorganization, disposition, merger, consolidation, dissolution, liquidation or winding up is expected to become effective; and (iii) the time, if any is to be fixed, as to when the holders of record of


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Common Stock (or other securities) shall be entitled to exchange their shares of
Common Stock (or other securities) for securities or other property deliverable upon such recapitalization, reorganization, disposition, merger, consolidation, dissolution, liquidation or winding up.

            (n) The Company shall pay any and all stamp, documentary or other issue taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of 4% Preferred Stock.

            (o) No adjustment of the Optional Conversion Price or Mandatory Conversion Price shall be made in an amount less than one cent; provided that any adjustment which is not made by reason of this Subsection 3(o) shall be carried forward and shall be taken into account in any subsequent adjustment. Except to the limited extent provided in Subsection 3(g)(iii)(C) or (D) or 3(h), no adjustment of the Optional Conversion Price in accordance with Section 3 shall have the effect of increasing the Optional Conversion Price above the Optional Conversion Price in effect immediately prior to such adjustment.

      4.    Mandatory Conversion.

            (a)   If the Current Market Price equals or exceeds $8.50 on any ten
(10) consecutive trading days in any Reference Period (as defined in Subsection 4(b)), commencing on or after March 1, 1998, the Company may, at its option, convert all, but not less than all, of the 4% Preferred Stock then outstanding into Common Stock, so that, on the Mandatory Conversion Date (as defined in Subsection 4(d)), each share of 4% Preferred Stock shall be convertible into the number of shares of Common Stock determined by dividing $2,000 (as adjusted for any stock dividend, split, combination or other similar recapitalization or capital reorganization of the Company) by the Mandatory Conversion Price.

            (b)   For the purposes of this Section 4:

                  (i) "Reference Period" means any period of thirty (30) consecutive days on which the Common Stock is traded on the Nasdaq National Market (or any exchange or other automated interdealer quotation system or over-the-counter market so that a Current Market Price is determinable on such day); and

                  (ii) "Mandatory Conversion Price" means the average Current Market Price over the Reference Period ending on the fifth calendar day preceding the date of the Conversion Notice (as defined in Subsection 4(d)).

            (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of 4% Preferred Stock. In lieu of any fractional share of Common Stock to which any holder of 4% Preferred Stock would be entitled pursuant to this Section 4, but for the provisions of this Subsection 4(c), based on the full number of shares of 4% Preferred


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Stock held by such holder, the Company shall pay cash in an amount equal to the same fraction of the Mandatory Conversion Price.

            (d) The Company shall give to each holder of record of 4% Preferred Stock written notice of mandatory conversion (the "Conversion Notice") on a date, which shall be a business day not less than thirty (30) nor more than sixty (60) days after the date of the Conversion Notice (the "Mandatory Conversion Date"), setting forth therein: (i) the Mandatory Conversion Price;
(ii) the number of shares of Common Stock into which such holder's shares of 4% Preferred Stock are to be converted based on such Mandatory Conversion Price;
(iii) the amount of cash, if any, to be paid in lieu of a fractional share pursuant to Subsection 4(c); (iv) that the conversion is to be effective on the Mandatory Conversion Date; (v) the address of the place or places at which the certificate or certificates representing such holder's shares of 4% Preferred Stock are to be surrendered; and (vi) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to each holder of record of 4% Preferred Stock at such holder's address as it appears on the records of the stock transfer agent for the 4% Preferred Stock, if any, or, if none, of the Company. On or before the Mandatory Conversion Date, each holder of 4% Preferred Stock shall surrender the certificate or certificates representing all such holder's shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates representing shares of 4% Preferred Stock, the Company shall issue and deliver to each such holder, or its nominee, at such holder's address as it appears on the records of the stock transfer agent for the 4% Preferred Stock, if any, or, if none, of the Company a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash payable in lieu of any fraction of a share of Common Stock pursuant to Subsection 4(c).

            (e) All shares of 4% Preferred Stock outstanding on the Mandatory Conversion Date shall be converted into Common Stock pursuant to this Section 4, for all purposes, notwithstanding the failure of any holder or holders thereof to surrender any certificate representing such shares on or prior to such date. On and after the Mandatory Conversion Date, (i) no share of 4% Preferred Stock shall be deemed to be outstanding or be transferrable on the books of the Company or the stock transfer agent, if any, for the 4% Preferred Stock, and
(ii) each holder of 4% Preferred Stock, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted and payment of cash payable in lieu of any fraction of a share of


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Common Stock. On the Mandatory Conversion Date, all shares of 4% Preferred Stock shall be retired and resume the status of preferred stock of the Company without designation.

      5.    Mandatory Redemption.

            (a) At any time on or after April 1, 1998, the Company may, at its option, redeem any or all shares of 4% Preferred Stock at a redemption price per share (the "Redemption Price"), payable in cash of $2,000 (as adjusted for any stock dividend, split, combination or other similar recapitalization or capital reorganization of the Company) plus (i) the amount of dividends (as so adjusted) accumulated thereon through the Dividend Payment Date most recently preceding the Redemption Date (as defined in Subsection 5(b)), and (ii) the amount of any other distributions (as so adjusted) declared but unpaid on the 4% Preferred Stock. If fewer than all outstanding shares of 4% Preferred Stock are so to be redeemed, the Company shall redeem such shares pro rata among the holders thereof or by lot or by any other equitable method determined by the Company's Board of Directors.

            (b) To effect a redemption of shares of 4% Preferred Stock in accordance with Subsection 5(a), the Company shall give written notice (a "Redemption Notice") to each holder of 4% Preferred Stock all or part of whose shares are to be redeemed, setting forth therein: (i) the date of such redemption, which shall be a business day not less thirty (30) nor more than sixty (60) days after the date of such Redemption Notice ( the "Redemption Date"); (ii) the Redemption Price and the aggregate amount to be paid to such holder in respect of the shares to be redeemed from such holder on the Redemption Date; (iii) the address of the place or places at which the certificate or certificates representing the shares so to be redeemed are to be surrendered; and (iv) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Redemption Notice shall be sent by first class mail, postage prepaid, to each such holder at such holder's address as it appears on the records of the stock transfer agent for the 4% Preferred Stock, if any, or, if none, of the Company not less than thirty
(30) nor more than sixty (60) days prior to the Redemption Date.

            (c) On or before the Redemption Date, each holder of 4% Preferred Stock to be redeemed pursuant to the Redemption Notice shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Redemption Notice so provides, to the Company at any place set forth for such purpose in the Redemption Notice or, if no such place is so set forth, at the principal executive offices of the Company. Provided that such holder shall have so surrendered such certificate or certificates, on the Redemption Date, such holder shall become entitled to payment of the Redemption Price for such shares, by check payable to the order of such holder sent by first-class mail, postage prepaid, to such holder's address, as it appears on the records of the stock transfer agent for the 4% Preferred Stock, if any, or, if none, of the Company. If less than all the shares represented by any certificate so surrendered are to be redeemed, the Company shall issue and


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deliver, or cause to be issued and delivered, in the same manner as the check for payment of the Redemption Price is delivered, a new certificate representing the shares not redeemed registered in the name of the holder of record of such shares or, if such holder, by written notice given to the Company prior to the Redemption Date so requests, in the name of such holder's nominee.

            (d) The redemption of any shares of 4% Preferred Stock shall be effective as of the opening of business on the Redemption Date, notwithstanding the failure of the holder thereof to surrender any certificate or certificates representing such shares on or prior to such date, after which time, (i) such shares shall not be deemed to be outstanding and shall not be transferable on the books of the Company or the stock transfer agent, if any, for the 4% Preferred Stock, and (ii) each holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right to receive the Redemption Price for such shares, upon surrender of the certificate or certificates representing such shares in accordance with the Redemption Notice.

            (e) On the Redemption Date, all shares of 4% Preferred Stock so redeemed by the Company shall be retired and resume the status of preferred stock of the Company without designation.

      6.    Voting; Protective Provisions.

            (a) Subject to Subsection 6(b), except as otherwise required by the Delaware General Corporation Law or other applicable law, the holders of 4% Preferred Stock shall not be entitled to vote on any matter on which the holders of Common Stock or any other class of stock of the Company shall be entitled to vote.

            (b) The consent of the holders of a majority (or such greater number as may then be required by law) of the shares of 4% Preferred Stock at the time outstanding, given in person or by proxy, by a vote at a meeting called for the purpose, or by consent in lieu thereof, at which the holders of shares of 4% Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating:

                  (i) any action which alters in any manner the designation, powers, preferences, rights, or qualifications, limitations or restrictions of the 4% Preferred Stock;

                  (ii) any amendment to or waiver of any provision of the Company's Restated Certificate of Incorporation (including this Certificate of Designation) or by-laws relating to or affecting the 4% Preferred Stock; or

                  (iii) any increase in the number of shares of 4% Preferred Stock that the Company is authorized to issue.


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

      7.    Definition of Certain Preferences.

            (a) For purposes hereof, any class or series of stock of the Company shall be deemed to rank:

                  (i) senior to the 4% Preferred Stock either as to dividends or upon liquidation, if a holder of shares of that class or series of stock shall be entitled to receive dividends or amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of 4% Preferred Stock;

                  (ii) on a parity with the 4% Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or conversion or sinking fund provisions, if any, are different from those of the 4% Preferred Stock, if a holder of shares of that class or series of stock shall be entitled to receive dividends or amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend preferences (whether based on their respective dividend rates or the respective amounts of accumulated and unpaid dividends thereon) or their respective liquidation preferences, without preference or priority, one over the other, as between the holders of shares of that class or series of stock and the holders of shares of 4% Preferred Stock; and

                  (iii) junior to the 4% Preferred Stock, either as to dividends or upon liquidation, if a holder of shares of 4% Preferred Stock shall be entitled to receive dividends or amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of that class or series of stock.

            (b) The 4% Preferred Stock shall rank as to dividends and upon dissolution, liquidation or winding up of the Company, senior to (i) the Common Stock, and (ii) each class or series of stock of the Company now or hereinafter authorized, issued or outstanding that provides that it is junior to the 4% Preferred Stock.

      8.    Certain Definitions.

            (a) "Affiliate" of a Person means another Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by reason of the ownership of, or right to vote, or direct the manner of voting of, securities of such Person, or pursuant to agreement or applicable law or otherwise.

            (b) "Person" includes without limitation any natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental agency, authority or instrumentality, or any of the foregoing acting in concert.


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
      IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on the 23rd day of October, 1997.


                                       JAKKS PACIFIC, INC.


                                       By: /s/ Jack Friedman
                                           -------------------------------------
                                           Name:  Jack Friedman
                                           Title: President


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